Exhibit 99.1

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 • 510-236-8951(Fax)

SANGAMO ANNOUNCES SALE OF $20.5 MILLION OF COMMON STOCK TO INSTITUTIONAL AND STRATEGIC INVESTORS AND ONE DIRECTOR

Richmond, California – November 11, 2005 -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today that it has obtained commitments from a select group of institutional investors and Dow AgroSciences, LLC, to purchase approximately 5.08 million shares of common stock, at a price of $3.85 per share, for gross proceeds of approximately $19.5 million, before fees and expenses.  The closing is expected to take place on Wednesday, November 16, 2005, subject to the satisfaction of customary closing conditions.  JMP Securities and Piper Jaffray & Co. acted as joint lead placement agents, with Leerink Swann & Company acting as co-placement agent for this offering.

In addition, Michael Wood, a director of the Company, has agreed to purchase 235,849 shares of common stock from the Company, at a price of $4.24 per share, the closing bid price on November 10, 2005, for total proceeds of approximately $1.0 million.  The closing for this purchase is scheduled to occur coincident with the closing of the sale to institutional and strategic investors.

The shares are being offered pursuant to the Company’s registration statement on Form S-3 declared effective by the Securities and Exchange Commission on May 13, 2004.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Sangamo

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with diabetic neuropathy and peripheral artery disease. Other therapeutic development programs are focused on macular degeneration, ischemic heart disease, congestive heart failure, neuropathic pain, and infectious and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP technology to enhance the production of protein pharmaceuticals. In addition, Sangamo has a broad exclusive agreement with Dow AgroSciences, LLC, a wholly owned subsidiary of The Dow Chemical Company, for the application of ZFP TFs and ZFNs in plant agriculture. For more information about Sangamo, visit the company’s web site at www.sangamo.com.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to amount of proceeds expected to be received from the closing of the offering, the research and development of novel ZFP TFs and ZFNs and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent Form 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact

Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271

ewolffe@sangamo.com

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